Exhibit 10.31

CHANGE OF CONTROL AGREEMENT

Change of Control Agreement, dated as of December 27, 2002, by and among Carrols Corporation (the “Company” or the “Employer”) and the persons listed on Schedule I hereto.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of Carrols Holdings Corporation (“Holdings”), the parent company of the Employer, acknowledges that the previous discussions surrounding a potential transaction involving the Company’s Burger King Restaurants may have had an unsettling effect on the Employees (as defined below).

WHEREAS, the Committee believes it is in the best interest of the Company for the Employees to continue to be employed by the Company, whether or not such a transaction is consummated.

WHEREAS, the Company has agreed to provide certain benefits to each Employee in the event that such Employee is terminated upon a Change of Control (as defined below), and the Compensation Committee has approved the provision of such benefits upon the occurrence thereof.

NOW THEREFORE, in consideration of their mutual covenants and other consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Provided that an Employee’s employment with the Company is terminated within one year after a Change of Control and such Employee’s employment is terminated by the Company (or the surviving entity after the Change of Control) without Cause or by the Employee with Good Reason, the Employee shall receive the following payments, subject to his execution and the effectiveness of the Release:

a.	an amount equal to one year’s base salary based upon the Employee’s then current rate of compensation at the time of the termination payable in a lump sum within thirty (30) days of the date of termination. Such amount shall be in addition to any accrued vacation pay due under the Company’s existing policies and not reduced by any salary or bonus paid between the date of the Change of Control and the date of termination.

b.	a bonus in an amount which the Employee would have been entitled to receive for the year in which the termination occurs (determined by the Committee, in its sole discretion, in accordance with the terms of the 2002 Executive Bonus Plan, as in effect on the date of termination (the “Bonus Plan”), which bonus shall be pro-rated based on the date of termination. The bonus payment shall be paid within 30 days from the date the bonus calculations are finalized for the year in which the termination occurs. Any unpaid amounts previously deferred by the Employee or deferred under bonus plans would also be fully earned and payable at the time of termination.

2.	In the event that an Employee’s employment with the Company is terminated under the circumstances described in paragraph 1 hereof, such Employee shall be entitled to continued coverage under current (or substantially similar benefit programs) including eligible dependents, based on contribution/cost-sharing arrangements similar to what is currently in place. These would include, but not be limited to health care, dental, group life insurance and disability coverage. This benefit shall continue for up to one year after termination of employment, or sooner if such benefit is provided to the Employee by his new employer, if any.

3.	Any benefits which an Employee would have been entitled to receive under this Agreement shall inure to the benefit of such Employee’s estate in the event of the death of the Employee.

4.	Except as otherwise provided herein, in the event of any termination of the Employee’s employment, the Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee or benefit provided to the Employee as the result of employment by another employer or otherwise. The amounts payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Company may have against the Employee.

5.	In the event of any disputes arising under this Agreement, the fees and expenses incurred in connection with the resolution thereof, shall be allocated between the Employee and the Company based upon the percentage which the portion of the Contested Amount not awarded to each party in the dispute resolution bears to the Contested Amount. “Contested Amount” means the difference between the amount offered by the Employer to the Employee and the amount claimed by the Employee.

6.	For purposes of this Agreement the following definitions shall apply:

“Cause” means (i) the commission by the Employee of a felony; (ii) the disclosure by the Employee of confidential proprietary information of Holdings, the Employer or any of their respective subsidiaries, which disclosure the Employee knows or reasonably should have known would be reasonably likely to result in material damage to Holdings, the Employer or any of their respective subsidiaries; (iii) the engagement in material self dealing in breach of fiduciary duties with respect to the assets or properties of Holdings, the Employer or any of their respective subsidiaries unless disclosed to and approved by the disinterested members of the Board of Directors of Holdings; (iv) an act or acts of material insubordination or an act of gross misconduct in connection with the Employee’s duties hereunder as determined in good faith by the Board of Directors of Holdings; or (v) chronic alcohol or drug abuse rendering Employee incapable of carrying out his duties hereunder as determined in good faith by the Board of Directors of Holdings continuing after the Employee is given a reasonable opportunity to obtain medical or other appropriate treatment or rehabilitation.

“Change of Control” means (i) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding for this purpose any employee benefit plan of Holdings or its subsidiaries which acquires beneficial ownership of voting securities of Holdings, of more than 50% of either the then outstanding shares of common stock or the combined voting power of Holdings’ then outstanding voting securities entitled to vote generally in the election of directors; (ii) approval and consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of Holdings immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or a liquidation or dissolution of Holdings or of the sale of all or substantially all of the assets of Holdings; (iii) Holdings ceases to own at least 50 percent of the Company; or (iv) the Company sells or transfers all or substantially all of its Burger King restaurants, other than any such sale or transfer in which the Company is the surviving entity. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any purchase or acquisition of shares of capital stock in Holdings by

Madison Dearborn Capital Partners, L.P., Atlantic Restaurants, Inc., or any of their respective affiliates.

“Employees” means the following Carrols Corporation Employees:

Paul R. Flanders, Joseph A. Zirkman, John M. Lukas, Gerald DiGenova, Timothy J. LaLonde and Richard G. Cross.

“Good Reason” means (i) the material breach by the Employer of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after the Employer’s receipt of written notice thereof from the Employee; (ii) the assignment to the Employee of duties and responsibilities that are materially inconsistent with those duties and responsibilities customarily assigned to such Employee; (iii) the failure of any successor of the Company to assume in a writing delivered to the Employee and reasonably satisfactory to the Employee the obligations hereunder within thirty (30) days after written notice by the Employee to the Company; (iv) reduction in the Employee’s base salary, any amendment or modification of the Bonus Plan which is reasonably expected to result in a permanent reduction of the Employee’s annual bonus, or reduction of benefits received by the Employee, which reduction is not commensurate with that of similarly situated employees; or (v) the requirement of the Employee’s relocation to greater than 50 miles from the Employee’s existing office location.

“Release” means a release substantially in the form of Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the date first written above.

CARROLS CORPORATION

/s/ ALAN VITULI
By:	Alan Vituli
Title:	Chairman

CARROLS HOLDINGS CORPORATION

/s/ ALAN VITULI
By:	Alan Vituli
Title:	Chairman

/s/ PAUL R. FLANDERS
Paul R. Flanders

/s/ JOSEPH A. ZIRKMAN
Joseph A. Zirkman

/s/ JOHN M. LUKAS
John M. Lukas

/s/ GERALD DIGENOVA
Gerald DiGenova

/s/ TIMOTHY J. LALONDE
Timothy J. LaLonde

/s/ RICHARD G. CROSS
Richard G. Cross

Schedule I

EMPLOYEES

Paul R. Flanders

Joseph A. Zirkman

John M. Lukas

Gerald DiGenova

Timothy J. LaLonde

Richard G. Cross

EXHIBIT A

FORM OF GENERAL RELEASE AND NONCOMPETITION AGREEMENT

I, [name of Employee], in consideration of and subject to the Company’s performance of its material obligations under the Change of Control Agreement, dated as of December 27, 2002] (the “Agreement”), and other good and valuable consideration, do hereby release and forever discharge as of the date hereof, Carrols Holdings Corporation (“Holdings”), Carrols Corporation (the “Company”), their respective subsidiaries, and all present and former directors, officers, agents, representatives, employees, successors and assigns of Holdings and the Company and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and Noncompetition Agreement and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this General Release and Noncompetition Agreement and do not revoke this General Release and Noncompetition Agreement within the time period permitted hereafter or breach this General Release and Noncompetition Agreement.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge Holdings, the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, expenses and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release and Noncompetition Agreement) and whether known or unknown, suspected, or claimed against Holdings, the Company or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my relationship with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1966, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Holdings or the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorney’ fees, incurred in these matters).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release and Noncompetition Agreement does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release and Noncompetition Agreement or any rights or claims that I may have for any breach of the Agreement. I acknowledge and agree that my separation from the Company under the circumstances described in the Agreement shall not serve as the basis for any claim or action, including without limitation any claim under the Age Discrimination in Employment Act of 1967.

5.	In signing this General Release and Noncompetition Agreement I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release and Noncompetition Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and Noncompetition Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against Holdings, the Company, or any of their respective subsidiaries, or in the event that I should seek to recover against Holdings, the Company or any of their respective subsidiaries in any Claim brought by a governmental agency on my behalf, this General Release and Noncompetition Agreement shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release and Noncompetition Agreement.

6.	I acknowledge that the information, observations and data (including trade secrets) obtained by me while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, I agree that I will not disclose to any unauthorized person or use for my own purposes any Confidential Information without the prior written consent of the Board of Directors of Holdings (the “Board”), unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of my acts or omissions. I shall deliver to the Company at the termination of my employment from the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its subsidiaries which I may then possess or have under my control.

7.	I acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by me (whether alone or jointly with others) while employed by the Company and its subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. I shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether before of after my employment has been terminated) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.	In further consideration of the amounts to be paid to me under the Agreement, I acknowledge that during the course of my employment with the Company and its Subsidiaries I have become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its subsidiaries and that my services were of special, unique and extraordinary value to the Company and its subsidiaries, and therefore, I agree that, for a period of one (1) year following the termination of my employment from the Company (the “Noncompete Period”), I shall not engage in any business activity which may be reasonably expected to have a direct adverse effect on the Company or its subsidiaries. It is understood and agreed that the Company will not seek to enforce the restriction set forth in this paragraph 8 unless it believes that it is necessary, in the Company’s good faith judgment, to do so in order to protect the Company’s business and/or property interests.

9.	During the Noncompete Period, I shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during my employment period; it being understood that I shall not be restricted from hiring such person who requests employment, so long as I have not induced or attempted to induce such person either directly or indirectly through another person or entity or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its subsidiaries).

10.	If, at the time of enforcement of paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, I agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. I acknowledge that the restrictions contained in paragraph 8 are reasonable and that I have been advised to consult with legal counsel regarding the provisions of this Agreement.

11.	In the event of the breach or a threatened breach by me of any of the provisions of paragraph 8, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by me of paragraph 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

12.	I hereby represent and warrant to the Company that (i) the execution, delivery and performance of this Agreement by me does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which I am a party or by which I am bound, (ii) I am not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by me to the Company, this Agreement shall be a valid and binding obligation of mine, enforceable in accordance with its terms.

13.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release and Noncompetition Agreement. I also agree that if I violate this General Release and Noncompetition Agreement by suing Holdings, the Company, any of their respective subsidiaries or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by all such parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

14.	I agree that this General Release and Noncompetition Agreement is confidential and agree not to disclose any information regarding the terms of this General Release and Noncompetition Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

15.	Any non-disclosure provision in this General Release and Noncompetition Agreement does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release and Noncompetition Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

16.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to Holdings and the Company upon reasonable notice for interviews and factual investigations; appearing at Holdings’ or the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to Holdings and the Company pertinent information; and turning over to Holdings and the Company all relevant documents which are or may come into my possession, all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. My cooperation pursuant to this paragraph 16 with requests for interviews, assistance in factual investigations and testimony, shall be conditioned upon the place, time and duration of the requested cooperation being reasonable under the circumstances. I understand that in the event Holdings or the Company asks for my cooperation in accordance with this provision, Holdings or the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

17.	Notwithstanding anything in this General Release and Noncompetition Agreement to the contrary, this General Release and Noncompetition Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by Holdings or the Company or by any Released Party of the Agreement.

18.	Subject to paragraph 10 hereof, each provision of this General Release and Noncompetition Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release and Noncompetition Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release and Noncompetition Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT, I REPRESENT AND AGREE THAT:

A.	I HAVE READ IT CAREFULLY;

B.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

C.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

D.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

E.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT SUBSTANTIALLY IN ITS FINAL FORM ON [INSERT DATE OF RECEIPT] TO CONSIDER IT AND THE CHANGES MADE SINCE THE [INSERT DATE OF RECEIPT] VERSION OF THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

F.	THE CHANGES TO THE AGREEMENT SINCE [INSERT DATE] EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

G.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT TO REVOKE IT AND THAT THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

H.	I HAVE SIGNED THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE AND NONCOMPETITION AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE ,	By:
[Name of Employee]

Acknowledged and Accepted

this          day of             ,         :

CARROLS CORPORATION

By: